Exhibit 99.1

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

600 Telephone Avenue

Anchorage, AK 99503

                April 26, 2018

VIA EMAIL

TAR Holdings LLC

2200 Fletcher Ave.

Fort Lee, NJ 07024

Attention: Karen S. Singer, Sole Member

Re: Purported Notice of Nominations Submitted on February 9, 2018

Dear Ms. Singer:

On behalf of Alaska Communications Systems Group, Inc., a Delaware corporation (“ALSK”) and the Nominating and Corporate Governance Committee (the “Nominating and Governance Committee”) of the ALSK Board of Directors (the “ALSK Board”), we are writing with respect to the purported notice of nominations (the “Purported Nominating Notice”) that TAR Holdings LLC, a New Jersey limited liability company of which Karen S. Singer is the sole member (“TAR Holdings”), submitted to ALSK on February 9, 2018 (as submitted on February 9, 2018, the “Purported Nominating Notice”), the last date for ALSK stockholders to submit advance notices of nominations of proposed candidates for election to the ALSK Board at the 2018 annual meeting of the stockholders of ALSK (the “2018 Annual Meeting”) pursuant to ALSK’s Amended and Restated Bylaws (the “Bylaws”), as such date was extended, from February 6, 2018 to February 9, 2018, by the ALSK Board.

In the Purported Nominating Notice, TAR Holdings purported to notify ALSK of its intention to nominate the following three (3) candidates for election to the six-member ALSK Board at the 2018 Annual Meeting: Steven G. Singer, Wayne Barr, Jr. and Patrick F. Doyle (collectively, the “TAR Holdings Purported Nominees”). Capitalized terms used but not defined in this letter shall have the meanings given to such terms in the Bylaws.

On March 7, 2018, ALSK communicated to TAR Holdings in writing that, while neither the Nominating and Governance Committee nor the ALSK Board had made a final decision with respect to whether the Purported Nominating Notice, as submitted on February 9, 2018, was in compliance with the Bylaws, the Nominating and Governance Committee believed that the Purported Nominating Notice did not comply with the Bylaws in numerous respects, particularly Article II, Section 8 of the Bylaws (the “Advance Notice of Nomination Bylaws”), and that, accordingly, TAR Holdings had not submitted to ALSK a timely and proper advance notice of nominations in compliance with the Bylaws. In our March 7, 2018 letter, we detailed at length our concerns with the multiple provisions of the Advance Notice of Nomination Bylaws that we believe TAR Holdings failed to comply with when it submitted the Purported Nominating Notice and requested that TAR Holdings address our concerns.

TAR Holdings LLC

April 26, 2018

On March 30, 2018, TAR Holdings sent us a letter (the “Deficiency Response Letter”) responding to our March 7, 2018 letter. On April 9, 2018, we responded to the Deficiency Response Letter and informed TAR Holdings that it failed to sufficiently address our concerns with respect to the numerous and significant deficiencies in the Purported Nominating Notice that we discussed at length in our March 7, 2018 letter. We noted as follows in our April 9, 2018 letter:

“The Deficiency Response Letter was provided to us seven weeks after the expiration of the advance notice deadline on February 9, 2018, and only in response to our March 7, 2018 letter and the possibility that we would reject the Nominating Notice if our letter was not responded to. Given the extensive amount of new and material information that was included in the Deficiency Response Letter, all of which was known and available to TAR Holdings prior to the expiration of the advance notice deadline and which could have been included in the Nominating Notice, when submitted on February 9, 2018, if you had been willing to do so, and that such information was first provided to us seven weeks after the expiration of the advance notice deadline, and only in response to our March 7, 2018 letter, the Deficiency Response Letter, rather than being effective in addressing our concerns with the Nominating Notice, validates our concerns that an extensive amount of information required by the Bylaws, particularly Article II, Section 8 of the Bylaws (the “Advance Notice of Nomination Provisions”), had been deliberately withheld from us in the Nominating Notice. We strongly disagree with your assertion that the Deficiency Response Letter should be regarded as a “supplement” to the Nominating Notice and such an assertion is clearly in contravention of the Advance Notice of Nomination Provisions which expressly provide in Article II, Section 8(f) that “[f]or the avoidance of doubt, the updates required pursuant to this Section 8 do not cause a notice that was not true, correct and complete in all respects and in compliance with this Section 8 when delivered to the Corporation prior to the Nominating Notice Deadline to thereafter be in proper form in accordance with this Section 8.” Accordingly, having further reviewed the Nominating Notice, the Deficiency Response Letter and other facts and circumstances, we believe more now than we did before we received the Deficiency Response Letter that (i) the Nominating Notice and the actions of TAR Holdings related thereto do not comply with the Bylaws, particularly the Advance Notice of Nomination Provisions, in numerous and significant respects, (ii) TAR Holdings has not submitted to ALSK a timely and proper advance notice of nomination in compliance with the Bylaws, and (iii) there are numerous and extremely valid grounds for the ALSK Board to reject the Nominating Notice.”

Accordingly, given the concerns that we detailed in our March 7, 2018 and April 9, 2018 letters with respect to the failure of the Purported Nominating Notice to comply with the Bylaws, and having reviewed the Nominating Notice, the Deficiency Response Letter and other facts and

TAR Holdings LLC

April 26, 2018

circumstances related thereto, the ALSK Board has determined, based upon a recommendation from the Nominating and Governance Committee, and in consultation with its legal advisors, that TAR Holdings has failed to submit a proper and timely advance notice of nominations in accordance with the Bylaws. As such, pursuant to Article II, Section 8(d) of the Bylaws, any attempt at the 2018 Annual Meeting to nominate the TAR Holdings Purported Nominees to the ALSK Board shall be disregarded and any ballots cast for the TAR Holdings Purported Nominees shall be void and of no force or effect.

Notwithstanding the ALSK Board’s determination that the Purported Nominating Notice does not comply with the Bylaws, ALSK remains interested in continuing to discuss a settlement with TAR Holdings that contemplates adding to the ALSK Board two new independent directors recommended by TAR Holdings.

Sincerely,

/S/ LEONARD A. STEINBERG

Leonard A. Steinberg
Senior Vice President, Legal, Regulatory & Government
Affairs & Corporate Secretary

cc:	Edward J. Hayes, Jr., Chairman of the Board, Alaska Communications

David W. Karp, Chairman of the Nominating & Governance Committee, Alaska Communications

Anand Vadapalli, President and Chief Executive Officer, Alaska Communications

Keith E. Gottfried, Esq., Morgan Lewis & Bockius LLP

Jeremy Reckmeyer, Esq., Hunton Andrews Kurth LLP